Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

DDC Enterprise Ltd

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, par value US$0.4 per share	(1)	Other	2,551,179	$0.4755	$1,213,085.62	0.0001381	$167.53

Total Offering Amounts:						$1,213,085.62		167.53
Total Fee Offsets:								0.00
Net Fee Due:								$167.53

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

Represents Class A Ordinary Shares reserved for issuance upon the exercise of options that may be granted under the plan to which this Registration Statement relates.

The fee is based on the additional number of Class A Ordinary Shares which may be issued under the Registrant’s 2023 Employee Share Option Plan, as amended, this Registration Statement on Form S-8 relates to and is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of DDC Enterprise Limited’s Class A Ordinary Shares as reported on the NYSE American on August 10, 2026.